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                    [GRAY CARY WARE FREIDENRICH LETTERHEAD]

                                                                       EXHIBIT 5
ATTORNEYS AT LAW
400 HAMILTON AVENUE
PALO ALTO, CA 94301-1825
TEL (415) 328-6561
FAX (415) 327-3699

                                                                    OUR FILE NO.
                                                                  1191018-900600
                                                                  1191018-900500
                               February 28, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

         As legal counsel for Synopsys, Inc., a Delaware corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 1,574,802 shares of the Common Stock, $0.01 par value, of the Company which may be issued pursuant to the exercise of options granted under the EPIC Design Technology, Inc. 1990 Stock Option Plan, the EPIC Design Technology, Inc. 1994 Director Option Plan and the CIDA Technology 1995 Equity Incentive Plan and assumed by the Company (the "Options").

         We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

         Based on such examination, we are of the opinion that the 1,574,802 shares of Common Stock which may be issued upon exercise of the Options are duly authorized shares of the Company's Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Options, will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

                                        Respectfully submitted,

                                        /s/ Gray Cary Ware & Freidenrich

                                        GRAY CARY WARE & FREIDENRICH
                                        A Professional Corporation





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